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                                                                 EXHIBIT 3.25(a)

                      CERTIFICATE OF LIMITED PARTNERSHIP
                                      OF
                           PHYSICIAN RELIANCE, L.P.

     The undersigned executed this Certificate of Limited Partnership for the purposes of forming a limited partnership pursuant to the Texas Revised Limited Partnership Act (the "Act") and complying with Section 2.01 of the Act:

     1.   The name of the limited partnership is Physician Reliance, L.P.

     2. The address of the registered office of the partnership is 5420 LBJ Freeway, Suite 900, Dallas, Texas 75240, and the name of the registered agent at such address is George P. McGinn.

     3. The address of the principal office of the partnership where records are to be kept or made available is 5420 LBJ Freeway, Suite 900, Dallas, Texas 75240.

     4. The name of the sole general partner of the partnership is PRN Physician Reliance, LLC, and the mailing address of the sole general partner of the partnership, which is the same as its street address, is 5420 LBJ Freeway, Suite 900, Dallas, Texas 75240.

     The partnership shall be deemed formed at the time of the filing of this Certificate with the Secretary of State of Texas.

     EXECUTED this 10/th/ day of June 1998 by the undersigned, being the sole general partner of the partnership.

                                   PRN Physician Reliance, LLC,
                                   a Texas limited liability company


                                   By:  Physician Reliance Network, Inc.
                                        a Texas corporation,
                                        Its sole member

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________